Exhibit 99.2

PhaseBio Announces Acceptance of Late-Breaking Clinical Trial Submission of PB2452 Phase 1 Clinical Trial Results for Presentation at the American College of Cardiology’s 68th Annual Scientific Session

Malvern, PA, and San Diego, CA, March 4, 2019 — PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for orphan diseases, today announced that results from the Phase 1 clinical trial of PB2452, a novel reversal agent for the antiplatelet drug ticagrelor, have been selected for oral presentation during a featured clinical research session at the American College of Cardiology’s 68th Annual Scientific Session (ACC.19), being held March 16-18, 2019, at the Ernest N. Morial Convention Center in New Orleans.

Presentation details are as follows:

Title: First Randomized Human Experience with a Ticagrelor Reversal Agent

Session: Late-Breaking Clinical Trials, Featured Clinical Research II: Interventional

Session Number: 408

Date / Time: Sunday, March 17, 2-2:10 p.m. CDT

Location: Ernest N. Morial Convention Center, Room 206

Presenter: Deepak L. Bhatt, M.D., M.P.H.; Brigham and Women’s Hospital and Harvard Medical School

Additional information on the scientific session can be found on the ACC website: https://accscientificsession.acc.org/.

About PB2452

PB2452 is a novel recombinant human monoclonal antibody antigen-binding fragment, or Fab fragment, designed to reverse the antiplatelet activity of ticagrelor in major bleeding and urgent surgery situations. In clinical and preclinical studies, PB2452 achieved immediate and sustained reversal of ticagrelor’s antiplatelet activity, thereby providing a potential life-saving therapeutic benefit by increasing the safety of ticagrelor, which like all other antiplatelet drugs, has an increased risk of bleeding. There are currently no approved reversal agents for ticagrelor or any other antiplatelet drugs.

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies to treat orphan diseases, with an initial focus on cardiopulmonary disorders. The company’s lead development candidate is PB2452, a novel reversal agent for the antiplatelet therapy ticagrelor. PhaseBio is also leveraging its proprietary elastin-like polypeptide (“ELP”) technology platform to develop therapies with the potential for less-frequent dosing and improved pharmacokinetics. PhaseBio’s second product candidate PB1046, which is based on ELP, is a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension.

PhaseBio is located in Malvern, PA and San Diego, CA. For more information, please visit www.phasebio.com.

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Investor Contact:

John Sharp

PhaseBio Pharmaceuticals, Inc.

Chief Financial Officer

(610) 981-6506

john.sharp@phasebio.com

Media Contact:

Sarah Hall

6 Degrees

(215) 313-5638

shall@6degreespr.com